EXHIBIT 99.1
News
For Immediate Release October 25, 2007	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES REALIGNS OPERATIONS

FOR IMPROVED PERFORMANCE AND FUTURE GROWTH

Company Takes Pre-tax Charge of $157 Million in Third Quarter

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Earnings per Share before Restructuring and Impairment was $0.69;

Third Quarter Loss per Share of $5.47

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Board Approves Additional Share Repurchase Program of $75 Million and

Declares Regular Quarterly Dividend of $0.05 per Share

NEW YORK, October 25 - Minerals Technologies Inc. (NYSE: MTX) announced today that its Board of Directors approved a plan to realign its business operations to improve profitability and increase shareholder value, resulting in a pre-tax charge of $157 million. The realignment will better position the company for future success by focusing on and leveraging the company's core strengths. Earnings per share were $0.69 before the restructuring and impairment charges; and the charge resulted in a $5.47 per share net loss for the third quarter.

"By exiting some businesses and consolidating some product lines, we'll be returning to our core competencies," said Joseph C. Muscari, chairman and chief executive officer. "With this stronger foundation, we can leverage on our competitive advantages with a more effective strategy for profitable growth that will mean improved returns for our shareholders."

On October 24, the Board of Directors also authorized an additional share repurchase program of $75 million over a two-year period. This brings the total amount currently available for share repurchase to more than $100 million.

REALIGNMENT

As a result of the realignment, the company will exit certain businesses, consolidate some product lines, and record a charge resulting from impairment of assets of $140.9 million. In addition, the company recorded restructuring charges of $4.2 million related to these exit activities. As part of the ongoing initiative to better control operating costs and overhead expense, as well as improve efficiency, the company will reduce its workforce by approximately 200, or seven percent of its 2,800 worldwide employees. This will result in estimated severance costs between $14 million and $15 million, of which $10.1 million was recognized in the third quarter. The major components of the realignment are:

Synsil® Products

  Minerals Technologies has decided to exit its Synsil® Products product line. The company will sell both Synsil® Products manufacturing facilities in Chester, South Carolina, and Cleburne, Texas, and the customer sampling facility in Woodville, Ohio. This product line will be reclassified to discontinued operations in the fourth quarter of 2007.
  The company concluded that the current product form of Synsil® is not suitable to penetrate a significant portion of the market as previously envisioned. The initial success achieved in certain market segments proved unsustainable at higher operating/fill rates in major glass market segments.

Processed Minerals and Specialty PCC

  The company will realign its Processed Minerals product line, which consists of four mines and processing facilities in the United States and two plants in the Midwest that process imported ores.
  The two Midwest plants located in Mt. Vernon, Indiana, and Wellsville, Ohio, which were acquired in 2002 and process primarily Chinese talc ores, will be held for sale and reclassified to discontinued operations in the fourth quarter of 2007.
  This realignment will result in a change of direction from a diversified product line that included processing imported ore to an integrated "mine to market" strategy.
  Going forward, four fully integrated operations will be the focus of the "mine to market" strategy, three of which produce ground calcium carbonate, primarily for the construction and automotive sectors. These are in Adams, Massachusetts; Canaan, Connecticut; and Lucerne Valley, California. The fourth facility mines and produces talc in Barretts, Montana.
  The company also will consolidate its Specialty PCC operation in the United States. Specialty PCC customers serviced from the Brookhaven, Mississippi, facility will be transferred to the company's Adams, Massachusetts, plant and the assets at Brookhaven will be held for sale.

European Coating PCC

  The company plans to modify the marketing strategy for its coating PCC products worldwide and plans to convert from a merchant business model to a satellite business model - one that has proven successful in the past in the coating PCC product line. This would result in consolidation of the merchant coating PCC operations in Europe.
  It is the company's intention to cease operation of the coating PCC merchant facility in Hermalle, Belgium, at which time it would be held for sale. Current commercial customers would be transferred to our coating PCC merchant facility in Walsum, Germany.
  The Walsum facility will also focus on supporting new product and market development activities for the satellite PCC program.

Refractories

  Slower than anticipated market penetration in China required the company to record an impairment of assets charge at its manufacturing facility there. Accordingly, the company also modified its support infrastructure for that operation.
  Minerals Technologies remains committed to its strategy to penetrate the Asian steel market - especially China, which is the world's largest steel producer. The refractories manufacturing facility in China positions the company to take advantage of that future growth. In addition, the company will continue to move with its large global customers to other, higher growth regions of the world like India, Eastern Europe, Brazil and Russia.

Further Consolidations

The company also wrote down a number of other underutilized assets, the largest of which was the Pensacola, Florida, satellite plant.

  Merchant volumes that had been sold to nearby papermakers from the Pensacola satellite PCC plant will be consolidated with the company's Courtland, Alabama, satellite PCC operation, and the Pensacola facility will be dismantled because the paper mill at that location has ceased producing uncoated freesheet paper.

Timing

The vast majority of costs associated with this realignment have been recorded in the third quarter. However, the company estimates that it will incur additional pre-tax charges between $10 million and $12 million related to these actions. These charges will occur partially in the fourth quarter of 2007 with the balance to be recorded in 2008. The company expects pre-tax savings from this realignment to be between $15 million and $20 million in 2008.

Profitable Growth through Technology Leadership and Operational Excellence

The company will continue to focus on innovation and new product development. These initiatives include:
  Development of its filler-fiber composite program to increase the fill-rate for uncoated freesheet paper, which continues to undergo large-scale trials.
  Further development of the company's coating PCC products for use in the satellite model.
  Development of unique calcium carbonates and talcs for use in the manufacture of novel biopolymers, an emerging market opportunity.
  Rapid deployment of value-added formulations of refractory materials that not only reduce costs but improve performance.
  Leveraging the company's expertise in crystal engineering to customize PCC morphologies for specific paper applications. This expertise has made Minerals Technologies a market leader.
  Formation of a Technology Lead Team, which will focus on enhancing the company's technological base, a foundation of past growth.

Minerals Technologies will also increase profitability through a company-wide Continuous Improvement process, which will:
  Relentlessly focus on eliminating waste in delivering products and services to customers through the deployment of Daily Management Control, 5S and TPM - Total Productive Maintenance involving all employees in this process.

THIRD QUARTER EARNINGS

Due to the realignment activities, the company reported a third quarter net loss of $105.5 million ($5.47 per share) compared to the $14.1 million profit ($0.72 per share) reported in the third quarter of 2006. Excluding special items, net income was $13.4 million, or approximately $0.69 per share.

The company's worldwide sales in the third quarter increased 3 percent to $274.2 million compared to $265.3 million in the previous year. Foreign exchange had a favorable impact on sales of approximately 3 percentage points of growth. The loss from operations was $134.4 million compared to income from operations of $24.4 million in the third quarter of 2006. Included in the loss from operations in 2007 was an impairment of assets charge of $140.9 million, restructuring costs of $14.3 million, and inventory write downs of $1.4 million related to the restructuring.

The Specialty Minerals segment's worldwide sales in the third quarter increased 5 percent to $187.2 million from $177.8 million in the prior year. Income from operations in the third quarter of 2006 was $15.7 million, compared with a $122.9 million loss from operations in the third quarter of 2007. Included in income from operations was an impairment of assets charge of $126.1 million and restructuring costs of $12.1 million. This segment includes the PCC and Processed Minerals product lines.

Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, were $150.3 million, an 8-percent gain over the $138.9 million reported in the third quarter of 2006. This growth was attributable to increased selling prices from the pass-through to customers of raw material cost increases and to foreign currency. Worldwide unit volumes of Paper PCC were approximately the same as in the prior year.

In the Processed Minerals product line, third quarter sales decreased 5 percent to $36.9 million from $38.9 million in the same quarter of last year due to reduced sales of Synsil® Products and weakness in the residential housing and automotive markets.

In the company's Refractories segment, sales for the third quarter were $87.0 million, a 1-percent decline from $87.5 million recorded in the third quarter of 2006.

Sales of refractory products and systems in the third quarter increased 5 percent to $69.5 million from $66.3 million in the same period last year. Volume declines in North America were more than offset by incremental sales from the acquisition in Turkey and the favorable effects of currency. Sales in the metallurgical product line decreased 17 percent to $17.5 million from $21.2 million in the third quarter of 2006. This decline was primarily attributable to lower volumes in North America and lower prices resulting from the reduction in the cost of raw materials that is traditionally passed through to customers for this product.

The Refractories segment incurred an operating loss of $11.5 million in the third quarter of 2007 compared to income of $8.7 million in the prior year. Included in income from operations was an impairment of assets charge of $14.8 million and restructuring costs of $2.2 million.

The company's net loss for the first nine months was $80.3 million compared with net income of $39.4 million for the same period in the prior year. Diluted loss per share for the nine months was $4.19 compared to earnings of $1.98 per share for the first nine months in 2006. Excluding special items, net income was $38.6 million, or $1.99 per share.

Minerals Technologies' worldwide sales for the first nine months of 2007 increased 4 percent to $827.2 million from $796.4 million in the same period last year. Foreign exchange had a favorable impact on sales of 2 percentage points of growth. Operating loss for the nine months was $90.3 million compared to income of the $64.2 million reported for the first nine months of 2006. Included in the loss from operations in 2007 was an impairment of assets charge of $140.9 million, restructuring costs of $14.3 million, and inventory write downs of $1.4 million related to the restructuring.

     The Specialty Minerals segment's worldwide sales for the first nine months of 2007 were up 4 percent to $560.1 million from $538.4 million for the same period in 2006. Specialty Minerals recorded a loss from operations of $94.0 million for the first nine months of 2007 compared with income of $41.1 million for the same period in 2006. Included in income from operations was an impairment of assets charge of $126.1 million and restructuring costs of $12.1 million.

The Refractories segment's sales for the first nine months of 2007 were $267.1 million compared to $258.0 million in the previous year, a 4-percent increase. For the nine months, Refractories operating income was $3.7 million compared to $23.1 million for the comparable period in 2006. Included in income from operations was an impairment of assets charge of $14.8 million and restructuring costs of $2.2 million.

"With the consolidation and elimination of certain product lines, as well as the required impairment of some underperforming assets, we will now be better able to focus our efforts on growth opportunities for our core businesses. We have reduced expenses and placed tighter controls on capital. We have reorganized our Research and Development organization to become more effective at developing and commercializing new products and will continue to implement

Continuous Improvement processes in all areas of the company's operations to build on a platform of stability and control," said Mr. Muscari. "These actions will result in higher returns on capital and higher rates of profitable growth."

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The company also declared a regular quarterly dividend of $0.05 per share on its common stock. The dividend is payable on December 14, 2007 to stockholders of record on November 7, 2007.

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Minerals Technologies will sponsor a conference call tomorrow, October 26, at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.

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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company's future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2006 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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CONSOLIDATED STATEMENTS OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (in thousands, except per share data) (unaudited)
Quarter Ended			% Growth	Nine Months Ended		% Growth

	Sept 30,	Oct 1,	Prior	Sept 30,	Oct 1,	Prior
	2007	2006	Year	2007	2006	Year

Net sales	$274,221	$265,324	3%	$827,237	$796,382	4%

Cost of goods sold	220,091	207,500	6%	659,554	628,776	5%

Production margin	54,130	57,824	(6)%	167,683	167,606	0%

Marketing and administrative expenses	26,040	25,780	1%	80,393	80,682	(0)%
Research and development expenses	7,250	7,656	(5)%	22,303	22,736	(2)%
Impairment of assets	140,948	0	*	140,948	0	*
Restructuring and other charges	14,296	0	*	14,296	0	*

Income (loss) from operations	(134,404)	24,388	(651)%	(90,257)	64,188	(241)%

Non-operating deductions - net	1,309	2,264	(42)%	5,655	3,150	80%

Income (loss) before provision for taxes
on income, minority interests and
discontinued operations	(135,713)	22,124	(713)%	(95,912)	61,038	(257)%

Provision (benefit) for taxes on income	(30,732)	7,070	(535)%	(17,797)	18,858	(194)%

Minority interests	490	1,016	(52)%	2,161	2,790	(23)%

Income (loss) from continuing operations	(105,471)	14,038	(851)%	(80,276)	39,390	(304)%

Income from discontinued operations, net of tax	0	27	*	0	57	*

Net income (loss)	$(105,471)	$14,065	(850)%	$(80,276)	$39,447	(304)%

Weighted average number of common
shares outstanding:
Basic	19,273	19,517		19,172	19,767

Diluted	19,273	19,598		19,172	19,892

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$(5.47)	$0.72	(860)%	$(4.19)	$2.00	(310)%
Income from discontinued operations	0.00	0.00	*	0.00	0.00	*

Net income (loss)	$(5.47)	$0.72	(860)%	$(4.19)	$2.00	(310)%

Diluted:
Income (loss) from continuing operations	$(5.47)	$0.72	(864)%	$(4.19)	$1.98	(311)%
Income from discontinued operations	0.00	0.00	*	0.00	0.00	*

Net income (loss)	$(5.47)	$0.72	(864)%	$(4.19)	$1.98	(311)%

Cash dividends declared per common share	$0.05	$0.05		$0.15	$0.15

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
1)	Sales decreased 4% in the United States in the third quarter of 2007 as compared with third quarter 2006. International sales increased 14% in the third quarter of 2007 as compared with third quarter 2006. Sales decreased 4% in the United States in the first nine months of 2007 as compared with the first nine months of 2006. International sales increased 16% in the first nine months of 2007 as compared with first nine months 2006.

2)	The Company initiated a plan to realign its operations as a result of an in-depth strategic review of all of its operations.
This realignment resulted in impairment of assets charges and restructuring charges in the third quarter of 2007 as follows:

Impairment of assets charges
Paper PCC	$65.3
Specialty PCC	12.7

Total PCC	78.0

Processed Minerals	5.9
Synsil®	42.2

Specialty Minerals Segment	126.1

Refractories Segment	14.8

Consolidated	$140.9

Restructuring and other costs

Severance and other employee benefits	$10.1

Contract termination costs	3.4
Other exit costs	0.8

$14.3

     The restructuring program will also result in a reduction of approximately 200 employees, or 7%, of the company's worldwide workforce.

     The restructuring also resulted in inventory write-downs of $1.4 million which are included in cost of goods sold.

     The impairment of assets charge includes a write-down of an intangible asset of $0.5 million related to customer relationships associated with a recent acquisition in the Refractories segment.
3)	To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP net income (loss), excluding special items, for the three month and nine month periods ended September 30, 2007 and October 1, 2006, respectively. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the Company's ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Three Months Ended Nine Months Ended

	Sept 30,	Oct 1,	Sept 30,	Oct 1,
	2007	2006	2007	2006

Net Income (loss), as reported	$(105.5)	$14.1	$(80.3)	$39.4

Special items:
Inventory writedowns included
in cost of goods sold	1.4	0	1.4	0
Impairment of long-lived assets	140.9	0	140.9	0
Restructuring and other costs	14.3	0	14.3	0

Special items subtotal	156.6	0	156.6	0

Related tax effects on special items	(37.5)	0	(37.5)	0

Reverse minority interest portion of impairment charge	(0.2)	0	(0.2)	0

Net income, excluding special items	$13.4	$14.1	$38.6	$39.4

Basic earnings per share,
excluding special items	$0.70	$0.72	$2.01	$2.00
Diluted earnings per share,
excluding special items	$0.69	$0.72	$1.99	$1.98

4)	The following table reflects the components of non-operating income and deductions (thousands of dollars):

	Three Months Ended Nine Months Ended

	Sept 30,	Oct 1,	Sept 30,	Oct 1,
	2007	2006	2007	2006

Interest income	$720	$494	$1,813	$1,273
Interest expense	(2,007)	(2,022)	(7,146)	(5,285)
Gain on insurance settlement	--	--	--	1,822
Foreign exchange gains (losses)	18	(448)	(86)	(223)
Other deductions	(40)	(288)	(236)	(737)

Non-operating deductions, net	$(1,309)	$(2,264)	$(5,655)	$(3,150)

     During the first quarter of 2006, the Company recognized an insurance settlement gain of approximately $1.8 million for property damage sustained in 2004 at the Easton, Pennsylvania facility related to a storm.

5)	During the fourth quarter of 2006 the Company liquidated its wholly-owned subsidiary in Hadera, Israel and classified such business as a discontinued operation. The Company had previously operated a one-unit satellite PCC facility at this location.

The following table details selected financial information for the business included within discontinued operations in the Consolidated Statements of Income (thousands of dollars):

	Three Months Ended Nine Months Ended

	Sept 30,	Oct 1,	Sept 30,	Oct 1,
	2007	2006	2007	2006

Net sales	$0	$0	$0	$1,468

Income from operations	0	55	0	77

Foreign currency translation loss
arising from liquidation of
investment in foreign entity	0	0	0	0

Income from discontinued operations,
net of tax	$0	$27	$0	$57

6)	The results of operations for the interim period ended September 30, 2007 are not necessarily indicative of the results that ultimately might be achieved for the current year.

7)	The analyst conference call to discuss operating results for the third quarter is scheduled for Friday, October 26, 2007 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (millions of dollars) (unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth

SALES DATA	Sept 30, 2007	April 1, 2007	Oct 1, 2006	Prior Year	Prior Qtr.	Sept 30, 2007	Oct 1, 2006	Prior Year

United States	$152.5	$152.8	$158.5	(4)%	(0)%	$462.1	$480.4	(4)%
International	121.7	120.7	106.8	14%	1%	365.1	316.0	16%
Net Sales	$274.2	$273.5	$265.3	3%	0%	$827.2	$796.4	4%

Paper PCC	$134.9	$133.6	$124.7	8%	1%	$402.4	$375.1	7%
Specialty PCC	15.4	15.0	14.2	8%	3%	46.0	43.4	6%
PCC Products	$150.3	$148.6	$138.9	8%	1%	$448.4	$418.5	7%

Talc	$14.4	$14.8	$14.4	0%	(3)%	$45.0	$45.3	(1)%
Synsil® Products	1.3	1.4	2.9	(55)%	(7)%	4.1	7.4	(45)%
Ground Calcium Carbonate	21.2	19.2	21.6	(2)%	10%	62.6	67.2	(7)%
Processed Minerals Products	$36.9	$35.4	$38.9	(5)%	4%	$111.7	$119.9	(7)%

Specialty Minerals Segment	$187.2	$184.0	$177.8	5%	2%	$560.1	$538.4	4%

Refractory products	$69.5	$71.5	$66.3	5%	(3)%	$214.2	$193.4	11%
Metallurgical Products	17.5	18.0	21.2	(17)%	(3)%	52.9	64.6	(18)%
Refractories Segment	$87.0	$89.5	$87.5	(1)%	(3)%	$267.1	$258.0	4%

Net Sales	$274.2	$273.5	$265.3	3%	0%	$827.2	$796.4	4%

SEGMENT OPERATING INCOME (LOSS ) DATA

Specialty Minerals Segment	$(122.9)	$13.2	$15.7	*	(1031)%	$(94.0)	$41.1	*

Refractories Segment	$(11.5)	$6.7	$8.7	*	(272)%	$3.7	$23.1	(84)%

Consolidated	$(134.4)	$19.9	$24.4	*	(775)%	$(90.3)	$64.2	*

* percentage not meaningful

SEGMENT OPERATING INCOME DATA, EXCLUDING SPECIAL ITEMS

Specialty Minerals Segment	$16.7	$13.2	$15.7	6%	27%	$45.7	$41.1	11%

Refractories Segment	$5.6	$6.7	$8.7	(36)%	(16)%	$20.8	$23.1	(10)%

Consolidated	$22.3	$19.9	$24.4	(9)%	12%	$66.5	$64.2	4%

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEETS

	ASSETS

	(In Thousands of Dollars)
		September 30,	December 31,
		2007*	2006**

	Current assets:
	Cash & cash equivalents	$107,247	$67,929
	Short-term investments	11,693	8,380
	Accounts receivable, net	196,475	188,784
	Inventories	120,472	129,894
	Prepaid expenses and other current assets	20,100	16,775
	Total current assets	455,987	411,762

	Property, plant and equipment	1,346,234	1,478,922
	Less accumulated depreciation	844,507	826,125
	Net property, plant & equipment	501,727	652,797

	Goodwill	72,939	68,977
	Prepaid pension costs	35,899	25,717
	Other assets and deferred charges	77,128	33,871

	Total assets	$1,143,680	$1,193,124

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt	$32,359	$87,644
	Current maturities of long-term debt	8,510	2,063
	Accounts payable	56,426	60,963
	Restructuring liabilities	13,209	--
	Other current liabilities	67,090	61,393
	Total current liabilities	177,594	212,063

	Long-term debt	110,965	113,351
	Other non-current liabilities	134,662	115,153
	Total liabilities	423,221	440,567

	Total shareholders' equity	720,459	752,557

	Total liabilities and shareholders' equity	$1,143,680	$1,193,124

*	Unaudited.
**	Condensed from audited financial statements.